Exhibit 99.1

CONTACT:	Larry Magnesen	FOR IMMEDIATE RELEASE
	(513) 534-8055	December 17, 2014

Fifth Third Appoints Katherine B. Blackburn to

Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Katherine B. Blackburn, executive vice president of the Cincinnati Bengals, to the Bancorp Board of Directors.

“We are pleased to welcome Katie to the Board and think she will be a great addition,” said James P. Hackett, chairman of the Fifth Third Bancorp Board. “She brings broad experience from her role as business owner and involvement in all major operations for the Cincinnati Bengals.”

Blackburn joined the Bengals in 1991 following her graduation from the University of Cincinnati law school and a period practicing law with a Cincinnati firm. She received her bachelor’s degree from Dartmouth College. As executive vice president, Blackburn is involved in player contract negotiations and oversees the club’s management of the NFL salary cap. She serves as chair of the NFL’s diversity committee and the Super Bowl committee and is one of six trustees of the Player Retirement Benefit Board – three of whom are retired players and three of whom are NFL Club representatives.

“Our team is excited to work with Katie and benefit from her unique business experience running operations for a professional football team,” said Kevin T. Kabat, vice chairman and CEO of Fifth Third Bancorp. “Her familiarity with our Company and headquarters city of Cincinnati is also a plus as we share a common commitment to this community.”

Blackburn serves on the board of the Greater Cincinnati Boys and Girls Clubs, is a member of the Cincinnati Regional Business Committee and the Joint Banks Steering Committee. She has also served on the boards of Cincinnati Country Day School, United Way, Working in Neighborhoods and the Queen City Club.

“I’m pleased to be a part of such an iconic and well-managed Cincinnati organization,” said Blackburn. “Like the Bengals, Fifth Third Bank is important to the economic vibrancy of our region and I look forward to working with the Board of Directors and contributing my experience and perspective.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $134 billion in assets and operates 15 affiliates with 1,308 full-service Banking Centers, including 102 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,639 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 22.8% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2014, had $303 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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